SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934
                       Amendment No. [  ])

[xx] Filed by the Registrant

[  ] Filed by a Party other than the Registrant


Check the Appropriate Box:
[  ] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a6(e) (2))

[xx] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
     240.14a-12

                CITIZENS FINANCIAL SERVICES, INC.
         (Name of Registrant as Specified in Its Charter)


        __________________________________________________
           (Name of Person(s) Filing Proxy Statement if
                    other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[xx] $125 per Exchange Act Rule 0-11 (c) (1) (ii), 14a-6(I) (1),
     14a-6(I) (2) or Item 22(a) (2) if Schedule 14A

[  ] $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(I) (3)

[  ] Fee computed on table below per Exchange Act Rules 14a-6(I)
     (4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

               4)   Date Filed:

                CITIZENS FINANCIAL SERVICES, INC.


             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON APRIL 16, 1996




TO THE SHAREHOLDERS OF CITIZENS FINANCIAL SERVICES, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of CITIZENS FINANCIAL SERVICES, INC. (the "Corporation") will be held at 12:00 p.m., prevailing time, on Tuesday, April 16, 1996 at the Tioga County Fairgrounds Youth Building, Whitneyville,
Pennsylvania, 16901, for the following purposes:

     1. To elect five (5) Class 1 Directors to serve for a three-year term and until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

In accordance with the Bylaws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on March 13, 1996 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1995 is being mailed with this Notice. Copies of the Corporation's Annual Report for the 1994 fiscal year may be obtained at no cost by contacting Richard E. Wilber, President, 15
South Main Street, Mansfield, Pennsylvania 16933, telephone:  800-326-9486.

You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. The giving of such Proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Corporation.

                                   By Order of the Board of Directors,

                                   /s/ Richard E. Wilber

                                   Richard E. Wilber, President

March 20, 1996

                CITIZENS FINANCIAL SERVICES, INC.

            PROXY STATEMENT FOR THE ANNUAL MEETING OF
            SHAREHOLDERS TO BE HELD ON APRIL 16, 1996

                             GENERAL

Introduction, Date, Time and Place of Annual Meeting

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Citizens Financial Services, Inc. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held at 12:00 p.m., prevailing time, on Tuesday, April 16, 1996 at the Tioga County Fairgrounds Youth Building, Whitneyville, Pennsylvania 16901.

The principal executive office of the Corporation is located at First Citizens National Bank (the "Bank"), 15 South Main Street, Mansfield, Pennsylvania 16933. The telephone numbers for the Corporation are 717-662-2121 or 800-326-9486. All inquiries should be directed to Richard E. Wilber, President and Chief Executive Officer of the Corporation.

Solicitation and Voting of Proxies

This Proxy Statement and the enclosed form of the proxy (the
"Proxy") are first being sent to shareholders of the Corporation on or about March 20, 1996.

Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for Class 1 Director named below to serve for a three-year term and until their successors are elected and qualified, and FOR the transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Corporation. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the use of the mail, certain directors, officers and employees of the Corporation and the Bank may solicit proxies personally, by telephone, telegraph and by telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request therefore, the Corporation will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only (1) by giving written notice of revocation to Terry B. Osborne, Secretary of Citizens Financial Services, Inc., at 15 South Main Street, Mansfield, Pennsylvania 16933, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Voting Securities, Record Date and Quorum

At the close of business on March 13, 1996, the Corporation had outstanding 1,347,323 shares of common stock, par value $1.00 per share, the only authorized class of stock (the "Common Stock").

Only holders of Common Stock of record at the close of business on March 13, 1996 will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote and a majority of shares must be cast at the meeting in order to become binding upon the Corporation.

Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matters as to which the broker withheld authority.

Assuming the presence of a quorum, the five nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.


      PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Principal Owners

As of March 13, 1996, there are no persons who own of record or who are known by the Board of Directors to be the beneficial owners of more than five percent (5%) of the Corporation's outstanding Common Stock.

Beneficial Ownership by Officers, Directors and Nominees

The following table sets forth as of February 29, 1996, the amount and percentage of the Common Stock beneficially owned by each director, each nominee and all executive officers and directors of the Corporation and subsidiary as a group.


Name of Beneficial                Amount and Nature           Percent of
Owner                       Beneficial Ownership (1) (2)        Class

Bruce L. Adams (5)                    1,501  (7)                  .11%
Carol J. Bond (3)(6)                 33,801                      2.51%
R. Lowell Coolidge (3) (6)           67,024  (8)                 4.97%
Larry J. Croft (3) (6)               11,117  (9)                  .83%
Robert E. Dalton (4)                 15,484 (10)                 1.15%
Robert J. Landy (4)                   9,601 (11)                  .71%
John E. Novak (4)                     1,605 (12)                  .12%
John M. Thomas, M.D. (3) (6)         22,280 (13)                 1.65%
William D. Van Etten (5)              2,871 (14)                  .21%
Rudolph J. van der Hiel (4)           8,319 (15)                  .62%
Richard E. Wilber (3) (6)             4,504 (16)                  .33%


All Nominees,
Directors and
Executive Officers
as a Group - 16
persons                            179,577                     13.33%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 13, 1996. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Information furnished by the directors and the Corporation.

(3)  A Class 1 Director whose term expires in 1996.

(4)  A Class 2 Director whose term expires in 1998.

(5)  A Class 3 Director whose term expires in 1997.

(6)  A Nominee for Class 1 Director whose term expires in 1999.

(7) Mr. Adams holds 1,357 shares individually, 144 shares jointly with his spouse.

(8) Mr. Coolidge holds 53,426 shares individually, 13,598 shares are held by his spouse.

(9) Mr. Croft holds 6,353 shares individually, 4,506 shares jointly with his spouse, 258 shares are held by his spouse.

(10) Mr. Dalton holds 1,203 shares individually, 14,281 shares are held by his spouse.

(11) Mr. Landy holds 7,848 shares individually, 584 shares are held under a profit sharing plan, 1,169 shares are held jointly with his spouse.

(12) Mr. Novak holds 1,562 shares individually, 43 shares are held by his spouse.

(13) Dr. Thomas holds 22,030 shares individually, 250 shares are held by his spouse.

(14) Mr. Van Etten holds 2,443 shares individually, 428 shares are held jointly with his spouse.

(15) Mr. van der Hiel holds 7,601 shares individually, 11 shares are held jointly with his spouse, 707 shares are held by his spouse.

(16) Mr. Wilber holds 3,169 shares individually, 341 shares are held jointly with his spouse, 240 shares are held by his spouse, 754 shares are held by his wife as custodian.

                      ELECTION OF DIRECTORS

The Articles of Incorporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five
(25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The number of Directors is currently set at eleven (11). The Articles further provide that the Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3. The Class 1 Directors elected at this Annual Meeting will serve for a three (3) year term. The Class 3 and 2 Directors at this Annual Meeting will continue to serve for one and two years, respectively in order to complete their three year terms.

It is intended that the Proxies solicited hereunder will be voted FOR (unless otherwise directed) the five (5) nominees named below. The Corporation does not contemplate that any nominee will be unable to serve as Director for any reason. Each nominee has agreed to serve if elected. However, in the event one or more of the nominees should be unable to stand for election, the vote will be cast for the remaining nominees in accordance with the best judgement of the Board of Directors.

There is no cumulative voting for the election of directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for the Directors on the class to be elected.

             INFORMATION AS TO NOMINEES AND DIRECTORS

The following table contains certain information with respect to current Class 1 Directors and nominees for Class 1 Director whose term expires in 1999 and the Class 3 Directors and Class 2 Directors whose terms expire in 1997 and 1998, respectively. The date appearing in parenthesis opposite each Director's name in the "Director Since" column represents the year in which each such nominee became a Director of the Bank, or any predecessor institution acquired by the Bank. Each nominee presently serves as Director of the Bank, as well as Director of the Corporation. All Directors have been engaged in the principal occupation indicated for five years or more, with no exceptions.


                             Principal Occupation
                             for Past Five Years             Director Since
                            and Position Held with           Corporation/
Name               Age  the Corporation and the Subsidiary   Subsidiary


       CURRENT CLASS 1 DIRECTORS WHOSE TERM EXPIRES IN 1996
   AND NOMINEES FOR CLASS 1 DIRECTOR WHOSE TERM EXPIRES IN 1999



Carol J. Bond      55   President of Monaghan Transportation      1986
                        Company; Vice President of Keystone      (1984)
                        Parts Manufacturing, Inc.

R. Lowell Coolidge 55   Attorney-at-Law with the firm of          1984
                        Walrath and Coolidge                     (1984)

Richard E. Wilber  47   President of Citizens Financial           1984
                        Services, Inc. & First Citizens          (1983)
                        National Bank

John M. Thomas,    62   Retired Executive Chairman of Guthrie     1990
  M.D.                  Healthcare System; President of Chemung  (1985)
                        Spring Water Company

Larry J. Croft     60   General Manager of Croft Ford, Inc.;      1990
                        Secretary of Croft Lumber Co. Inc.       (1969)

       CURRENT CLASS 3 DIRECTORS WHOSE TERM EXPIRES IN 1997


Bruce L. Adams     59   President of Bru-Cel Distributing         1991
                        Co., Inc.                                (1991)

William D. Van     62   Dairy Farmer                              1984
  Etten                                                          (1978)

       CURRENT CLASS 2 DIRECTORS WHOSE TERM EXPIRES IN 1998

Robert E. Dalton   63   Retired President of Keystone Parts       1984
                        Manufacturing, Inc.; Secretary of        (1957)
                        Keystone North, Inc.; Real
                        Estate & Insurance Broker; Chairman of
                        the Board, First Citizens National Bank

John E. Novak      59   Retired School Administrator with         1984
                        Southern Tioga School District;          (1976)
                        since 1993 has supervised Student
                        Teachers at Elmira College

Rudolph J.         56   Attorney-at-law with the firm of           1984
  van der Hiel          van der Hiel & Mansfield; Vicar at        (1975)
                        St. James Episcopal Church,
                        Mansfield and Trinity Episcopal Church,
                        Antrim

Robert J. Landy   68    Attorney-at-Law with the firm of Landy     1990
                        and Landy; Retired Chairman of Board,     (1960)
                        Guthrie Healthcare System

            THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 1996, there were four (4) regular meetings of the Board of Directors of the Corporation and twenty-three (23) regular meetings of the Board of Directors of the Bank. All Directors attended at least seventy-five percent of the Corporation's Board of Directors Meetings.

There is no family relationship, by blood, marriage, or adoption, between any of the Directors and any other Director, Officer, or full-time Employee, of the Corporation or the Bank.

None of the Directors are involved in any legal action in his/her individual capacity which is material to an evaluation of his ability or integrity to act as a Director.

The Corporation has no standing audit committee or nominating committee of the Board of Directors. Matters within the jurisdiction of these committees are considered by the Board of Directors of the Bank.

                    NOMINATIONS FOR DIRECTORS

Nominations for Directors other than those made by or on behalf of the existing Board of Directors to be elected at an annual meeting of shareholders must be submitted to the Secretary of the Corporation in writing not less than ninety (90) days nor more than one-hundred twenty (120) days prior to the date of the meeting. Such nominations must be in accordance with Section 202 of the Corporation's Bylaws and contain information specified therein.

        COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 5% of the registered class of the Corporation's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 5% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file. There are no 5% shareholders of the Corporation's equity securities.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 1995 through December 31, 1995, its officers and directors were in compliance with all applicable filing requirements except for two reports which covered two transactions were filed late by Mr. Bruce Adams, a director of the Corporation.

                      EXECUTIVE COMPENSATION

Shown below is information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were, as of December 31, 1995 (I) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Corporation to the extent that such persons' total annual salary and bonus exceeded $100,000:

Summary Compensation Table

                                                           Long-term Compensation
                   Annual Compensation                              Awards              Payout
                                                             Restricted   Securities
                                              Other Annual   Stock        Underlying    LTIP      All Other
Name and                   Salary     Bonus   Compensation   Award(s)     Options/SARs  Payouts   Compensation
Principal Position  Year   ($) (1)     ($)        ($)          ($)           (#)          ($)     ($) (2)

Richard E. Wilber   1995   $119,123   $6,329  None           None          None         None      $6,329
President & CEO     1994   $109,952   $6,268                                                      $6,268
                    1993   $ 95,923   $5,897                                                      $5,897

(1) The "Salary" column includes fees paid as a director of the Corporation and Subsidiary totaling $8,475, $8,395, $8,000 for years 1995, 1994, and 1993 respectively.

(2) Represents the tax deferred profit sharing contribution paid by the Bank to the Chief Executive Officer in 1995, 1994 and 1993 respectively.

 Retirement Plan

The Bank has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation during the highest five consecutive years within the final ten years of employment. The Bank's funding policy is consistent with the funding requirements of Federal Law and regulations. The First Citizens National Bank Trust Department is trustee of the pension plan.

The following table sets forth the estimated annual benefits payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. Although the pension plan is integrated with Social Security, this table reflects the benefit available through the pension plan exclusive of social security. Because of funding limitations by the Internal Revenue Service, no contributions were allowed in 1994 and 1993. Such funding limitations no longer applied in 1995 and the Bank therefore contributed the maximum allowed of $106,921.

Average Annual             Annual Pension Benefits Upon Retirement
  Earnings                      with Years of Service Indicated

                         10       20       30      40
                        ___       ___      ___     ___
 $60,000               10,056   20,111    30,167  30,167
 $80,000               14,056   28,111    42,167  42,167
$100,000               18,056   36,111    54,167  54,167
$120,000               22,056   44,111    66,167  66,167
$140,000               26,056   52,111    78,167  78,167
$160,000               28,056   56,111    84,167  84,167

Richard E. Wilber, President and Chief Executive Officer of the
Corporation, has 14 years of credited service to the Corporation and Subsidiary. Average salary upon which benefits would be calculated at December 31, 1995 is $103,282.

Profit Sharing Plan

The Bank has a profit-sharing plan, covering substantially all employees, which provides tax deferred salary savings to plan participants. Contributions to the profit-sharing plan are allocated to participants based upon a percentage of their compensation. The total amount of the profit-sharing contribution is determined by the Board of Directors annually on a discretionary basis. Total contributions for 1995, 1994, and 1993 were $86,239, $119,630, and $112,271 respectively. As reported in the Summary Compensation Table, the contributions paid by the Bank on behalf of Richard E. Wilber, President and Chief Executive Officer of the Corporation, were $6,329 in 1995, $6,268 in 1994 and $5,897 in
1993.

Compensation of Directors

Directors of the Corporation receive a fee of $115 per meeting. Directors of the Subsidiary, except for the Chairman, receive $460 per month plus fees for attending various committee meetings at $85 per meeting. The Chairman receives a fixed annual sum of $10,400. In addition to the above fees, each director is provided a $50,000 life insurance benefit. In the aggregate, the Board of Directors received $86,433.36 for all Board of Directors meetings and committee meetings attended in 1995. Total premiums paid in 1995 for life insurance on behalf of the directors was $1,855.

Compensation Committee Interlocks and Insider Participation in
Compensation Decisions

Mr. Richard E. Wilber, President and Chief Executive Officer of the Corporation and the Bank, is a member of the Human Resource
Committee which makes recommendations on compensation policies and practices to the Board of Directors. Mr. Wilber does not participate in conducting his review nor does he vote on his annual compensation package.

Board Compensation Committee Report on Executive Compensation

The Board of Directors of the Corporation is responsible for the governance of the Corporation and its subsidiary, First Citizens
National Bank. In fulfilling its fiduciary duties, the Board of Directors engages competent persons who undertake to accomplish strategic goals and objectives with integrity and in a cost-effective manner.

The Human Resource Committee, comprised of the President and three outside directors (Directors Novak, Croft and Adams), makes recommendations on compensation policies and practices to the Board of Directors. The fundamental philosophy of the Corporation's and the Bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. Compensation policies are designed to attract and motivate competent and dedicated individuals to enhance the Corporation's growth and profitability and the ultimate financial return to shareholders.

The compensation of the President and the Executive Vice President is reviewed and approved in April of each year by the Board of Directors. As a basis for determining compensation, the Board of Directors examines information from a peer group of banks relative to performance and compensation. The peer group for overall bank performance analysis consists primarily of those contained within the Uniform Bank Performance Report prepared by the Office of the Comptroller of the Currency (banks with assets of $100 million to $300 million throughout the United States).
The peer group for analysis of compensation paid to other bank holding company and banking institution executives is obtained primarily from L.R. Weber Associates, Inc. and Bank Administration Institute (such peer data is compiled on both a regional and asset size basis). These peer groups are different from the peer group utilized in the performance chart appearing below.

The Board of Directors does not deem Section 162(m) of the Internal Revenue Code ("IRC") to be applicable to the Corporation at this time. The Board of Directors intends to monitor the future application of Section 162(m) of the IRC to the compensation paid to its executive officers and in the event that this section does become applicable it is the intent of the Board of Directors to amend the Corporation's and the Bank's compensation plans to preserve the deductibility of the compensation payable under such plans.

Compensation of the President/Executive Vice President

As mentioned previously, the Board of Directors evaluated the compensation of the President and the Executive Vice President in April 1995. Compensation increases were determined based on an analysis of the contribution of these individuals in achieving the Corporation's strategic goals and objectives. In determining whether strategic goals had been achieved, the Board of Directors considered among numerous factors the following: the Corporation's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. Although the performance and increases in compensation were measured in light of these factors, there was no direct correlation between any specific criterion and compensation of these executives, nor was there any specific weight provided to any such criteria.

The Board of Directors believes that the President's 1995 compensation of $110,648 is appropriate in light of the of the Corporation's 1995 accomplishments (an 8.0% increase in net income; a 14.4% return on average equity; and a 6.3% increase in assets). In addition to this compensation, the President and Executive Vice President participate in the Bank's profit-sharing plan on the same basis as all other eligible employees.

                     HUMAN RESOURCE COMMITTEE

                    Richard E. Wilber   John E. Novak
                    Larry J. Croft      Bruce L. Adams

               SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly change in the cumulative total return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and selected peer groups for the period of five (5) years commencing on January 1, 1991, and ended December 31, 1995. Shareholder return shown on the graph below is not necessarily indicative of future performance.

[PERFORMANCE GRAPH OMITTED: Following is a description of the performance graph in tabular format.]

                        1990      1991     1992     1993     1994     1995
Peer Group Index        97.38     90.28    99.64   139.48   165.85   194.24

Citizens Financial
  Services, Inc.        99.70     89.68   114.16   136.22   184.73   198.32

S&P 500 Index           93.44    118.02   123.29   131.99   129.96   186.52

NOTE: Peer group information appearing above includes the following companies: CNB Financial Corporation, Citizens & Northern Corporation, Columbia Financial Corporation, Comm. Bancorp, Inc., Mid Penn Bancorp, Inc., Heritage Bancorp, Inc., Penn Security Bank & Trust Co., Penns Woods Bancorp, Inc., Pioneer American Holding Company, and Wayne Bank. Such financial institutions and bank holding companies were selected based on four criteria: total assets between $150 million and $600 million, market capitalization greater than $20 million; headquarters located in Pennsylvania; and not listed on NASDAQ national market.

                       CERTAIN TRANSACTIONS

Certain of the Corporation's Directors and Executive Officers and their associates are and have been customers of the Bank and have had transactions with the Bank in the ordinary course of business. In addition, certain Directors are and have been Directors and Officers of corporations which are customers of the Bank and have had transactions with the Bank in the ordinary course of business. All such transactions with these Directors and Officers of the Corporation and their associates referred to above were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time of such transactions. These transactions did not involve more than a normal risk of collectibility or present other unfavorable features.

During 1995, business and law firms of which Directors Rudolph J. van der Hiel, R. Lowell Coolidge and Robert J. Landy were Officers and/or Partners rendered services or sold products to the Corporation and/or the Bank in the normal course of business. Directors Rudolph J. van der Hiel and R. Lowell Coolidge each received $19,562.64 and $23,575.14, respectfully, for all legal services rendered to the Corporation and/or Bank during 1995. Also during 1995, Dalton Insurance Agency was paid $63 thousand in premiums for various insurance coverages for the Corporation and the Bank. Such agency is owned and operated by an immediate family member of Robert E. Dalton, director to the Corporation and the Bank.

Total loans outstanding from the Corporation and the Bank at December 31, 1995, to the Corporation's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of ten percent (10%) or more was $2,037,067.20, or approximately ten percent (10%) of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 29, 1996, to the above described group was $2,000,354.99.

Principal Officers of Corporation

The following table sets forth the selected information about the Executive Officers of the Corporation, as of March 13, 1996.
Please refer to the footnotes below under the caption entitled
"Principal Officers of First Citizens National Bank."

                      Held     Employee    Number of Shares     Age as of
Name and Position     Since    Since     Beneficially Owned  March 13, 1996
Richard E. Wilber     1984     1984          4,504                  47
President

Terry B. Osborne      1984     1984            396 (2)              42
Secretary

Thomas C. Lyman       1988     1988              2                  50
Treasurer

Each of the above Executive Officers has served in these capacities for the past five years.

Principal Officers of First Citizens National Bank

The following table sets forth the selected information about the Executive Officers of First Citizens National Bank, subsidiary of the Corporation, as of March 13, 1996:

                       Held     Employee  Number of Shares        Age as of
Name and Position      Since    Since     Beneficially Owned    March 13, 1996
Robert E. Dalton       1985     (1)           15,484                63
Chairman of the
Board

Richard E. Wilber      1983     1981           4,504                47
President

Terry B. Osborne       1991     1975             396                42
Executive Vice
President

Thomas C. Lyman        1988     1988               2                50
Finance/Control
Division Manager

William W. Wilson      1991     1979             171 (3)            46
Vice President
Operations
Division Manager

Deborah E. Scott       1991     1981             550 (4)            36
Vice President
Trust and
Investment
Services Manager

Cynthia T.             1985     1983             351 (5)            37
Pazzaglia
Administration
Services
Division Manager

(1)  Is not an employee of First Citizens National Bank.
(2) Mr. Osborne holds 306 shares jointly with his spouse, 24 shares in his name alone, 66 shares held by his spouse.
(3)  Mr. Wilson holds 171 shares jointly with his spouse.
(4) Mrs. Scott holds 463 shares jointly with her spouse, and 87 shares as custodian.
(5)  Mrs. Pazzaglia holds 351 shares jointly with her spouse.

                          ANNUAL REPORT

A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1995, is enclosed with this Proxy Statement. A representative of S.R. Snodgrass, A.C., Certified Public Accountants, of Wexford, Pennsylvania, the independent auditors who prepared the Annual Report, will be present at the Annual Meeting of Shareholders. The representative will have an opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.

                  INDEPENDENT PUBLIC ACCOUNTANTS

S.R. Snodgrass, A.C. ("Snodgrass"), Certified Public Accountants, of Wexford, Pennsylvania, served as the Corporation's independent public accountants for its 1995 fiscal year. The Corporation has been advised by Snodgrass that none of its members has any financial interest in the Corporation. In addition to performing customary audit services, Snodgrass assisted the Corporation and the Bank with preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Boards of Directors after due consideration of the effect of the performance thereof on the independence of the auditors and after the conclusion by the Corporation's and the Bank's Boards of Directors that there was no effect on the independence of the auditors. Snodgrass will serve as the Corporation's independent public accountants for its 1996 fiscal year.

On April 19, 1994, the Board of Directors of the Corporation approved a resolution, based upon the recommendations of the Audit Committee of the Board of Directors of the Corporation, to engage Snodgrass as the Corporation's independent accountants, replacing Parente, Randolph, Orlando, Carey & Associates ("Parente"), its prior independent accountants. Parente's report on the Corporation's consolidated financial statements for the prior two years contained no adverse opinion or disclaimer of opinion or qualification as to uncertainty, audit scope or accounting principles. In connection with the audits of the two most recent fiscal years and subsequent interim period prior to dismissal, there were no disagreements with Parente on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to reference in connection with their report to the subject matter of the disagreement. The Corporation acknowledges that disagreements required to be reported in response to the proceeding sentence include both those resolved to the former accountants' satisfaction and those not resolved to the former accountants' satisfaction. The Corporation further acknowledges that disagreements contemplated by this rule are those which occurred at the decision-making level; i.e., between personnel of the Corporation responsible for the presentation of its financial statements and personnel of the accounting firm responsible for rendering its report. There have been no "reportable events," within the meaning of Item 304 of Securities and Exchange Commission Regulation S-K.

On April 26, 1994, the Corporation filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") to notify the SEC of the Corporation's change in accountants. The Corporation provided Parente with a copy of the Form 8-K and requested that they furnish the Corporation with a letter addressed to the SEC stating whether such firm agreed with the statements made by the Corporation contained in the Form 8-K and, if not, stating the respects in which the firm disagreed. Parente's letter of response indicated no disagreements with the statements made, as described above. The letter was attached as an exhibit to the above-referenced Current Report on Form 8-K. Parente is not expected to be represented at the Annual Meeting.

                      SHAREHOLDER PROPOSALS

Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at Annual Meetings of Shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 1997, must be submitted to the President of Citizens Financial Services, Inc., at its principal office of 15 South Main Street, Mansfield, Pennsylvania 16933 on or before Thursday, November 21, 1996, in order to be included in proxy materials relating to that Annual Meeting.

                          OTHER MATTERS

The Board of Directors of the Corporation is not aware of any other matters to be presented for action other than described in the accompanying Notice of Annual Meeting of Shareholders, but if any other matters properly come before the Meeting, and any adjournments or postponements thereof, the holder(s) of any Proxy is (are) authorized to vote thereon in accordance with their best judgment.

                      ADDITIONAL INFORMATION

Upon written request of any shareholder, a copy of the Corporation's Annual Report or SEC Form 10-K for its fiscal year ended December 31, 1995, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, may be obtained without charge, from Thomas C. Lyman, Treasurer, Citizens Financial Services, Inc., 15 South Main Street, Mansfield, Pennsylvania 16933.

Next year's Annual Meeting is scheduled to be held on Tuesday, April 15, 1997.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/ Richard E. Wilber

                         Richard E. Wilber
                         President

                CITIZENS FINANCIAL SERVICES, INC.

                              PROXY

   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 16, 1996
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints Terry B. Osborne and Jerald J. Rumsey and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Citizens Financial Services, Inc. (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Tioga County Fairgrounds Youth Building, Whitneyville, Pennsylvania 16901, on Tuesday, April 16, 1996 at 12:00 p.m., prevailing time, and at any adjournment or postponement thereof as follows:


1.   ELECTION OF CLASS 1 DIRECTORS TO SERVE FOR A THREE-YEAR TERM

     Carol J. Bond, R. Lowell Coolidge, Richard E. Wilber, John M. Thomas, M.D., Larry J. Croft

          For all nominees                   WITHHOLD AUTHORITY
          listed above (except                to vote for all
           as marked to the                   nominees listed
           contrary below)                         above

     (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
     INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE
     PROVIDED BELOW.)

__________________________________________________________________

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.




THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE.


                                   Dated:________________, 1996





                                     _______________________________
Number of Shares Held of Record
on March 13, 1996 Indicated Above    _______________________________
                                     Signature(s)

                                     (Seal)



THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IT IS HELD JOINTLY, EACH OWNER SHOULD SIGN.